UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2007

XFORMITY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23391	84-1434313
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

14333 Proton Drive. Dallas, Texas 75244
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (972) 661-1200

___________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.02	RECENT SALES OF UNREGISTERED SECURITIES;
USE OF PROCEEDS FROM REGISTERED SECURITIES

In April 2005, the Board of Directors of the Company approved a private placement of convertible debentures of up to $1,000,000. In January 2006, in order to raise additional capital, the Board of Directors approved a revised term sheet for its convertible debentures providing (a) an increase in the amount to be raised in the private placement from $1 million to $2 million; (b) a reduction in the conversion terms from the lesser of “(i) 80% of the price per share of common stock or common stock equivalent paid by investors in the Company’s next round of equity or debt financing consisting of at least $2,000,000 in cumulative gross proceeds, or (ii) $0.28” to now 70% or $0.12, respectively; and lastly (c) the securitization of the debentures with the assets of the Company’s wholly owned subsidiary, XFM.  If the investor elects to receive cash in lieu of stock, that will be payable only at maturity. The term of these debentures, and their maturity dates, remain one year from date of issuance. The principal amount of the debentures accrues interest at the rate of 7% per annum. The interest is payable at maturity.

In April 2007, the Board of Directors approved an amendment to the terms of the January 2006 debenture. The new terms provide for a 9% interest rate for those debenture holders electing not to convert their notes into shares of the Company’s common stock. Those debenture holders who elected to convert their notes into common stock received 1 warrant for each 4 shares of common stock received, exercisable at $0.14 per share, expiring on January 31, 2009; and 1 warrant for each 4 shares of common stock received, exercisable at $0.18 per share, expiring on January 31, 2010.

(a)
In April 2007, the Company sold a total of $ 45,000 of convertible debentures under the new terms described above to four (4) persons, each of whom qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933 as amended (the "Securities Act"). These debentures are secured by all of the tangible and intangible assets of the Company and its subsidiary. The debentures were issued in exchange for the previously issued debentures. Concurrently, the Company issued to debenture holders who elected to convert an aggregate of $1,152,632 in principal and interest of their debentures into shares of common stock, an aggregate of 9,605,284 shares of common stock, warrants exercisable to purchase 2,401,321 shares of common stock at an exercise price of $.14 per share, and warrants exercisable to purchase an additional 2,401,321 shares of common stock at an exercise price of $.18 per share. A total of seven debenture holders elected to convert and receive warrants.

(b)
Each of the investors in the offering represented that they qualified as an "accredited investor". In addition, the Securities, which were taken for investment purposes and not for resale, were subject to restrictions on transfer. The Company did not engage in any public advertising or general solicitation in connection with this transaction, and the Company provided each investor in the offering with disclosure of all aspects of our business, including providing each investor with our reports filed with the Securities and Exchange Commission and other financial, business and corporate information. Based on the Company’s investigation, the Company believed that each accredited investor obtained all information regarding the Company that was requested; received answers to all questions posed and otherwise understood the risks of accepting the Company’s Securities for investment purposes.

(c)    There were no underwriters or commissions involved in these sales.

(d)
The sale of the Securities was undertaken without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Section 4(2) and Rule 506 of Regulation D thereunder.

(e)	The conversion terms into equity securities and terms of the warrants of the Debentures are described above.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XFormity Technologies, Inc.(Registrant)

Dated: May 14, 2007	/s/ Chris Ball Chris Ball, CEO

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